Exhibit 32.2

CERTIFICATE OF

CHIEF FINANCIAL OFFICER

OF

HALCÓN RESOURCES CORPORATION

I, Mark J. Mize, Chief Financial Officer of Halcón Resources Corporation (the “Company”), hereby certify that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the six months ended June 30, 2012 (the “Report”):

a.                    complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and that

b.                    the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at June 30, 2012, and the results of the Company’s operations for the six months ended June 30, 2012.

August 2, 2012	By:	/s/ MARK J. MIZE
	Name:	Mark J. Mize
	Title:	Executive Vice President and Chief Financial Officer